UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8‑K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 1, 2017
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National Storage Affiliates Trust
(Exact name of registrant as specified in its charter)

Maryland	001‑37351	46-5053858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 DTC Parkway, Suite 200 Greenwood Village, Colorado, 80111 (Address of principal executive offices)

(720) 630-2600
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment
Effective January 1, 2017, the board of trustees of National Storage Affiliates Trust (the "Company") appointed Brandon Togashi as the vice president, controller, and chief accounting officer of the Company. Mr. Togashi, age 33, has served as the Company's vice president, controller since he joined the Company in 2014. Prior to joining the Company, Mr. Togashi served as vice president, corporate accounting at DCT Industrial Trust Inc. from 2013 through 2014. Prior to that role, Mr. Togashi was employed as an audit manager, and later, as a senior audit manager in the audit practice of KPMG LLP from 2010 to 2013. Mr. Togashi is a certified public accountant and graduated from Colorado State University with a Bachelor of Science degree in business administration.
There is no arrangement or understanding with any person pursuant to which Mr. Togashi was named vice president, controller, and chief accounting officer. Mr. Togashi has no family relationships with any trustee, executive officer or person nominated or chosen by the Company to become a trustee or executive officer of the Company. Mr. Togashi is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Employment Agreement
In connection with Mr. Togashi's appointment, the Company entered into an employment agreement with Mr. Togashi. The employment agreement with Mr. Togashi has a term of three years and provides for automatic one-year extensions thereafter, unless either party provides at least 90 days' notice of non-renewal. The employment agreement requires Mr. Togashi to devote substantially all of his time to the Company's affairs. It also provides for the following:

•	a minimum annual base salary of $210,000;

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals;

•	participation in the Company's 2015 Equity Incentive Plan, as well as other incentive, savings and retirement plans applicable generally to the Company's senior management team; and

•	medical and other group welfare plan coverage and fringe benefits provided to the Company's senior management team;
In addition, Mr. Togashi is eligible for regular, annual grants under the Company's 2015 Equity Incentive Plan.
The employment agreement provides that, if Mr. Togashi's employment is terminated by the Company without "cause" or by Mr. Togashi for "good reason" (each as defined in the employment agreement), or as a result of the Company's notice of non-renewal of the employment term, Mr. Togashi will be entitled to the following severance payments and benefits, subject to the execution and non-revocation of a general release of claims:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination;

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an amount equal to the sum of Mr Togashi's then-current annual base salary plus the greater of the annual average bonus over the prior two years (or such fewer years with respect to which Mr. Togashi received an annual bonus) and Mr. Togashi's target annual bonus for the year of termination;

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health benefits for Mr. Togashi and eligible family members for two years following Mr. Togashi's termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that Mr. Togashi receives comparable benefits from a subsequent employer; and

•	100% of the unvested shares or share-based awards held by Mr. Togashi will become fully vested and/or exercisable.
The employment agreement also provides that Mr. Togashi, or his estate, will be entitled to certain severance benefits in the event of death or disability. Specifically, Mr. Togashi or, in the event of his death, his beneficiaries will receive:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination;

•	upon death or disability, prorated annual bonus for the year in which the termination occurs;

•	health benefits for Mr. Togashi and/or eligible family members for two years following his termination of employment at the same level as in effect immediately preceding his death or disability; and

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for the initial awards granted or outstanding upon the completion of the Company's initial public offering, 100% of the unvested share awards held by Mr. Togashi are fully vested and/or exercisable. For all outstanding unvested share awards held by Mr. Togashi other than the initial restricted share award, a prorated portion (based on the number of days of employment during a year until the date of death or disability, as applicable, over 365) of any share that would have vested for the year of Mr. Togashi's death or disability, as applicable, will become vested and/or exercisable and any remaining portion of such awards will be forfeited.

The employment agreement for Mr. Togashi provides for a definition of "good reason" following a change in control (as defined in the employment agreement), and provides for, among other things, 100% of the unvested shares (or share-based awards) held by Mr. Togashi to become fully vested and/or exercisable if Mr. Togashi's employment is terminated by the Company without cause or if Mr. Togashi quits for "good reason" following the effective date of a change in control.
The employment agreement also contains standard confidentiality provisions, which will apply indefinitely, and both non-competition and non-solicitation provisions, which apply during the term of the employment agreement and for a period of six months following termination of employment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL STORAGE AFFILIATES TRUST

By:	/s/ TAMARA D. FISCHER
Tamara D. Fischer
Executive Vice President and Chief Financial Officer

Date: January 6, 2017